Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment is made and entered into as of this 8th day of December 2004, and effective as of that date, by and between Allin Corporation, a Delaware corporation (“Employer”) and Dean C. Praskach (“Employee”), a resident of Pennsylvania.

WHEREAS, Employer and Employee entered into an employment agreement (the “Agreement”) as of June 23, 2000 and now desire to amend that Agreement by mutual consent.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and intending to be legally bound hereby the parties do hereby agree as follows:

Section 2(a) of the Agreement is hereby amended and restated as follows:

(a) Term. The term of Employee’s employment hereunder shall commence on June 23, 2000 and shall continue through June 23, 2010 unless sooner terminated in accordance with the terms of Section 2 (“Employment Period”).

Section 3(g) of the Agreement is hereby amended by replacing the second paragraph of that Section with the following paragraph:

If Employee’s employment is terminated, during the Employment Period, by Employer or Employee in conjunction with, or within one year after, the occurrence of a Change of Control, Employee shall receive, in addition to severance payments as outlined in the immediately preceding paragraph, the right to convert each of his vested options to purchase stock of the Employer granted prior to February 13, 2001 into the right to receive cash in an amount equal to the difference between the fair market value of the stock on the date the right is exercised and the exercise price of the option from which the right was converted. These rights may be exercised at any time prior to the “Expiration Date”, as defined in Employee’s stock option agreement from which the right was converted, notwithstanding the expiration of the options based on Employee’s termination prior to the Expiration Date. Employee’s options granted prior to February 13, 2001 will automatically convert into such rights immediately prior to the day such options otherwise terminate based on the termination of Employee’s employment with Employer.

In all other respects, the terms and conditions of the Agreement are ratified and confirmed.

ALLIN CORPORATION

/s/ Richard W. Talarico
	By:	Richard Talarico, Chairman
WITNESS:

/s/ Richard W. Talarico	/s/ Dean C. Praskach
Dean C. Praskach